Exhibit 99.1

Murphy USA Inc. Reports Third Quarter 2013 and Nine Months 2013 Results

El Dorado, Arkansas, November 6, 2013 – Murphy USA Inc. (NYSE: MUSA), a leading marketer of retail motor fuel products and convenience merchandise, announced today financial results for the third quarter and nine months year-to-date ended September 30, 2013.  Key highlights include:

•	Earnings per diluted share of $0.89 for Q3 2013 and $3.02 for the nine months ended September 30, 2013
•	Net income of $ 41.7 million for Q3 2013 and $141.4 million for the nine months
•	Addition of 6 stores in the quarter and 21 stores YTD 2013 with an additional 8 sites opened since quarter end and 22 sites currently under construction
•	Completed sale of non-core North Dakota crude supply assets for $6.1 million
•	Ended the quarter with $262.5 million in cash and marketable securities
•	Subsequently, entered into Purchase & Sale agreement for Hankinson ethanol plant with expected close by year end

Three-month results

For the three month period ended September 30, 2013, the Company reported net income of $41.7 million or $0.89 per diluted share on revenues of $4.79 billion.  Net income was $11.0 million, or $0.24 per diluted share, for the comparable period in 2012 on revenues of $4.97 billion.  The improved results in the current quarter were primarily driven by higher retail fuel margins, increased values received from the sale of Renewable Identification Numbers (RINs) compared to the prior year and improved results from the two ethanol facilities.  Cash and marketable securities at the end of September were $262.5 million.

“We couldn’t be more excited about our results and progress in our inaugural quarter as a stand alone company,” said President and CEO Andrew Clyde.  “Our financial position is rock solid, our separation was seamless, and we made significant progress on exiting non-core assets.  We remain very bullish on our growth prospects with Walmart and with the early results from the new 1,200 sq. ft. format sites.” said Mr. Clyde.

Adjusted EBITDA (this non-GAAP measure is described and reconciled to the corresponding GAAP measure in the Supplemental Disclosure section of this release) was $85.5 million for the three month period ended September 30, 2013, compared to $39.3 million for the same period in 2012.

Total retail fuel volumes were 971.0 million gallons in the 2013 quarter compared to 960.1 million gallons in the comparable 2012 quarter, an overall increase of 1.1%.  Retail fuel volumes sold on an average per store month (APSM) basis were 273,741 gallons in the 2013 period compared to 279,505 gallons in the 2012 period,  a decrease of 2.1%.  On an APSM basis, fuel margin dollars were up 41.5% against the third quarter of 2012.  Retail fuel margins (before credit card expenses) were 14.8 cents per gallon (cpg) in the 2013 quarter compared to 10.3 cpg in the 2012 period, an increase of 4.5 cpg.  Total product supply and wholesale margin dollars excluding RINs were a negative $14.5 million in the 2013 period compared to a positive $9.7 million in the same period of 2012.  These product supply and wholesale margin dollars do not include $5.3 million and $4.8 million of combined operating expense and SG&A costs for the three months ended September 30, 2013 and 2012, respectively.

For the current quarter, merchandise revenues were $557 million compared to $548 million for the 2012 period, an increase of $9.2 million.  Merchandise sales for the quarter ended September 30, 2013 were made at an average margin of 13.2% compared to 14.4% in the 2012 comparable period, a decrease of 1.2% in margin which was primarily due to increased pressure on margins for tobacco products due to competitive market dynamics along with timing of higher tobacco related rebates recorded in the prior year period.  On an APSM basis, total merchandise sales were down 1.5% with tobacco products down 3.8%, mostly offset by an 8.5% increase in non-tobacco sales.  Non-tobacco products showed a marked increase in both margin dollars and percentage of total sales as certain promotions with candy and beverages showed favorable results in the current year period.  For the current quarter, non-tobacco margin dollars increased 8.7% primarily due to increased margins in the candy, beverage, alternative snack, and lottery/lotto categories.     Third quarter 2013 marked the 54th successive increase in same quarter-on-same quarter growth in per-site non-tobacco product sales.

Station and other operating expenses were $135.3 million for the quarter ended September 30, 2013, compared to $134.6 million for the same period in 2012.  On an APSM basis, these expenses declined 3.4% period over period.  Credit card expenses were lower in the current period due in part to lower sales prices and a change in mix of payment types.  Selling, general and administrative expenses in the current quarter were $46.1 million compared to $27.8 million in the same period of 2012.  The 2013 quarter included $14.3 million of spin-related and other one-time, nonrecurring costs.

Also impacting net income for the three months ended September 30, 2013, was income generated by the sale of RINs of $31.8 million compared to $5.0 million in the 2012 period.  During the current period, 42 million RINs were sold at an average selling price of $0.75 per RIN.

Further, the Company’s two ethanol manufacturing facilities generated net income in the just completed 2013 quarter of $4.5 million compared to net losses of $9.4 million in the same 2012 period.  Gross margins improved significantly in the current quarter to 59 cpg compared to 16 cpg in the 2012 quarter due to a decrease in corn costs combined with increased prices for ethanol produced and sold.  Prices for co-products such as dried distillers’ grains with solubles  (DDGS) and wet distillers’ grains with solubles  (WDGS) sold from our plants decreased significantly in the current period compared to the prior year quarter due to the drop in corn prices.

Capital expenditures for the quarter ended September 30, 2013, were $33.7 million compared to $30.2 million in 2012.  Of the capital expenditures for the just completed quarter, $26.1 million were for retail growth with $5.4 million spent on retail maintenance items.  The remaining balance of the capital expenditures was in our product supply, ethanol, and corporate areas.  Free cash flow (this non-GAAP measure is described and reconciled to the corresponding GAAP measure in the Supplemental Disclosure section of this release) for the period was $158.4 million compared to $3.5 million in the prior year period.  The large increase in the current year was due partly to the seasonal drawdown of inventory levels.

Nine-month results

For the nine month period ended September 30, 2013, the Company reported net income of $141.4 million or $3.02 per diluted share on $14.19 billion in revenues.  Net income was $64.5 million ($1.38 per diluted share) for the same period ended September 30, 2012, on $14.66 billion in revenues.  The improved results in the current year were primarily driven by higher retail fuel margins, increased values received from the sale of RINs compared to the prior year and improved earnings from the two ethanol facilities.

Adjusted EBITDA was $288.2 million for the nine month period ended September 30, 2013 compared to $167.9 million for the same period in 2012.

Total fuel volumes sold were 2.83 billion gallons in the 2013 period compared to 2.77 billion gallons in the comparable 2012 period, an increase of 2.5%.  Average fuel volumes of 267,928 gallons per store month in the 2013 period compared to 270,067 gallons per store month in 2012, a decrease of 0.8%.    On an APSM basis, fuel margin dollars have increased 10.6% in the 2013 period.  Retail fuel margins (before credit card expenses) were 13.9 cpg in the 2013 period compared to 12.5 cpg in the 2012 period, an increase of 1.4 cpg.  Total product supply and wholesale margin dollars excluding RINs were  $26.3 million in the nine months ended September 30, 2013 period compared to $29.7 million in the same period of 2012.  These product supply and wholesale margin dollars do not include $14.8 million and $14.1 million of combined operating expense and SG&A costs for the nine months ended September 30, 2013 and 2012, respectively.

For the current year, merchandise revenues were $1.63 billion compared to $1.61 billion for the 2012 period, an increase of $18 million, or 1.1%.  For the year-to-date 2013 period, merchandise sales had a margin of 13.0% compared to 13.6% for the same nine month period in 2012.  The primary reason for the decrease in merchandise margin for the current period is continued competitive pressure on margins for tobacco products.  On an APSM basis, total merchandise sales were down 2.1% with tobacco products down 3.9%, partially offset by a 6.0% increase in non-tobacco sales.  Total non-tobacco sales revenues increased 9.5% and related margin dollars increased 4.9% year over year.  Categories showing the most improvement in the current year include beverages, candy, salty snacks, and lottery/lotto.

Station and other operating expenses were $406.4 million for the nine months ended September 30, 2013, compared to $391.6 million for the same period in 2012.  On an APSM basis, these expenses were virtually flat period over period. Selling, general and administrative expenses in the current period were $108.8 million compared to $89.5 million in the same period of 2012.  The 2013 nine month period included $14.3 million of spin-related and other one-time, nonrecurring costs.

Also impacting net income for the nine months ended September 30, 2013, was income  generated by the sale of RINs of $74.8 million compared to $6.8 million in the 2012 period.  During the current period, 118 million RINs were sold at an average selling price of $0.63 per RIN.

Further, the Company’s two ethanol manufacturing facilities generated net income in the just completed 2013 nine month period of $14.0 million compared to net losses of $15.3 million in the same 2012 period.  Gross margins improved significantly in the current period to 59 cpg compared to 28 cpg in the 2012 period due to a decrease in corn costs combined with increased prices for ethanol produced and sold.

Capital expenditures for the year to date period ended September 30, 2013, were $129.0 million compared to $75.5 million in 2012.  Of the capital expenditures for the 2013 period, $103.1 million were for retail growth with $15.5 million spent on retail maintenance items.  The remaining balance of the capital expenditures was in our product supply, ethanol, and corporate areas.  For the 9 months ended September 30, 2013, the Company’s free cash flow was $247.9 million compared to $53.1 million in the same period in 2012.

Station Openings

During the first nine months of 2013, Murphy USA opened 21 retail locations; six of these sites opened during Q3 2013.  Also, during the same nine month period one location was closed due to the closing of the adjacent Walmart store.  In October and early November, the Company has opened an additional eight sites.   With the addition of these stores added in 2013, Murphy USA has 1,193 total locations in operation that includes 1,018 Murphy USA sites and 175 Murphy Express sites.  We also have 22 sites currently under construction as of today that will add to our network in the near future.  Of these in-process stores, most are our new 1,200 sq ft or larger format.

Cash Flow and Financial Resources

For the nine months ended September 30, 2013, cash flow provided by operating activities equaled $370.0 million.  The increase in cash provided by operating activities over the 2012 period of $128.6 million was due to decreases in working capital and higher net income in the current period.  Cash flows used in investing activities in the 2013 period were $315.2 million which consisted primarily of $122.1 million of capital expenditures for property additions (including $51.0 million for land purchases) and $198.2 million of cash invested in marketable securities while the comparable 2012 period used cash of $76.1 million, of which $75.5 million was capital expenditures for property additions.  Cash flows used in financing activities were $47.8 million in the just ended year to date period compared to cash used in financing activities of $25.1 million in 2012.

At September 30, 2013, we had $262.5 million in cash equivalents and investments on hand and had no borrowings under our asset-based loan facility, which was put in place with an initial borrowing base limit of $450.0 million in mid-August 2013.  Using September 30, 2013, information, the borrowing base has been recalculated at $338.0 million in October 2013.  Total debt at September 30, 2013, of $642.4 million consisted primarily of the $500.0 million in senior unsecured notes due in 2023 and the $150.0 million term loan due in 2016.  Since the end of the third quarter of 2013, management elected to repay $15.0 million of the term loan to reduce total long-term debt.

"We ended the quarter with one of the strongest balance sheets in the industry," said Mr. Clyde.   "We look forward to closing the Hankinson transaction by year end and realizing significant additional value for our shareholders. We are well positioned and focused on our exciting organic growth opportunities.”

Earnings Call Information

The Company will host a conference call on November 7, 2013, at 10:00 a.m. Central time to discuss third quarter 2013 results.  The conference call numbers are 1 (877) 291-1367 and the conference number is 84987542. A live audio webcast of the conference call and the earnings and investor related materials, including reconciliations of any non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the Murphy USA website (http://ir.corporate.murphyusa.com).  Online replays of the earnings call will be available through Murphy USA’s web site and a recording of the call will be available through November 11, 2013, by dialing 1 (855) 859-2056 and referencing conference number 84987542.

Forward Looking Statements

Certain statements in this news release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risk and uncertainties, including, but not limited to anticipated financial outlook for the fiscal year ending December 31, 2013, anticipated store openings, fuel margins, merchandise margins, and trends in our operations.  Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties.  Actual future results may differ materially from historical results or current expectations depending upon factors including, but not limited to: our ability to continue to maintain a good business relationship with Walmart; successful execution of our growth strategy, including our ability to realize the anticipated benefits from such growth initiatives, and the timely completion of construction associated with our newly planned stores which may be impacted  by the financial health of third parties; our ability to effectively manage our inventory, disruptions in our supply chain and our ability to control costs; the impact of any systems failures, cybersecurity and/or security breaches, including any security breach that results in theft, transfer or unauthorized disclosure of customer, employee or company information or our compliance with information security and privacy laws and regulations in the event of such an incident; successful execution of our information technology strategy; future tobacco legislation and any other efforts that make purchasing tobacco products more costly or difficult could hurt our revenues and impact gross margins; efficient and proper allocation of our capital resources; compliance with debt covenants, availability and cost of credit, and changes in interest rates.  Our SEC reports, including our Form 10 Registration Statement and our Form 10-Q for the three and nine months ended September 30, 2013, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide.  The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

I

Murphy USA Inc.

Consolidated and Combined Statements of Income and Comprehensive Income

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Thousands of dollars except per share amounts)	2013	2012	2013	2012
Revenues
Petroleum product sales (a)	$4,032,651	$4,234,876	$11,971,146	$12,572,305
Merchandise sales	556,835	547,648	1,625,673	1,607,525
Ethanol sales and other	196,254	183,465	588,689	478,115
Total revenues	4,785,740	4,965,989	14,185,508	14,657,945
Costs and operating expenses
Petroleum product cost of goods sold (a)	3,903,042	4,126,372	11,549,760	12,196,894
Merchandise cost of goods sold	483,513	468,736	1,414,772	1,388,818
Ethanol cost of goods sold	132,215	169,137	417,660	423,219
Station and other operating expenses	135,317	134,609	406,375	391,565
Depreciation and amortization	19,387	19,319	58,502	56,800
Selling, general and administrative	46,133	27,824	108,790	89,525
Accretion of asset retirement obligations	274	245	821	736
Total costs and operating expenses	4,719,881	4,946,242	13,956,680	14,547,557
Income from operations	65,859	19,747	228,828	110,388
Other income (expense)
Interest income	354	30	1,088	68
Interest expense	(4,715)	(66)	(4,926)	(351)
Gain on sale of assets	5,972	89	5,980	163
Other nonoperating income	50	1	74	22
Total other income (expense)	1,661	54	2,216	(98)
Income before income taxes	67,520	19,801	231,044	110,290
Income tax expense	25,791	8,800	89,640	45,780
Net Income and Comprehensive Income	$41,729	$11,001	$141,404	$64,510

Earnings per share:
Basic	$ 0.89	$ 0.24	$ 3.03	$ 1.38
Diluted	$ 0.89	$ 0.24	$ 3.02	$ 1.38

Weighted-average shares outstanding:
Basic	46,743	46,743	46,743	46,743
Diluted	46,759	46,743	46,759	46,743

Supplemental information:
(a) Includes excise taxes of:	$ 483,576	$ 497,379	$ 1,419,073	$ 1,431,148

Murphy USA Inc.

Segment Operating Results

(unaudited)

(thousands of dollars, except volume per store month and margins)	Three Months Ended September 30,		Nine Months Ended September 30,
Marketing Segment	2013	2012	2013	2012

Revenues
Petroleum product sales	$4,032,651	$4,234,876	$11,971,146	$12,572,305
Merchandise sales	556,835	547,648	1,625,673	1,607,525
Other	32,548	5,661	76,990	8,746
Total revenues	$4,622,034	$4,788,185	$13,673,809	$14,188,576

Costs and operating expenses
Petroleum products cost of goods sold	3,903,042	4,126,372	11,549,760	12,196,895
Merchandise cost of goods sold	483,513	468,736	1,414,772	1,388,818
Station and other operating expenses	114,546	115,056	344,280	332,917
Depreciation and amortization	17,267	16,889	52,835	49,529
Selling, general and administrative	43,072	26,527	102,318	84,414
Accretion of asset retirement obligations	274	244	821	736
Total costs and operating expenses	$4,561,714	$4,753,824	$13,464,786	$14,053,309

Income from operations	60,320	34,361	209,023	135,267

Other income (expense)
Gain (loss) on sale of assets	5,972	88	5,980	163
Other nonoperating income (loss)	50	1	74	22
Total other income (expense)	$6,022	$89	$6,054	$185

Income from continuing operations
before income taxes	66,342	34,450	215,077	135,452
Income tax expense	25,420	13,938	84,215	54,309
Income from continuing operations	$40,922	$20,512	$130,862	$81,143

Gallons sold per store month	273,741	279,505	267,928	270,067
Fuel margin (cpg)	14.8	10.3	13.9	12.5
Fuel margin $ per store month	$ 40,600	$ 28,683	$ 37,302	$ 33,722

Total tobacco sales revenue per store month	$ 125,091	$ 130,036	$ 123,274	$ 128,286
Total non-tobacco sales revenue per store month	$ 31,885	$ 29,388	$ 30,443	$ 28,718
Total merchandise sales revenue per store month	$ 156,976	$ 159,424	$ 153,717	$ 157,004

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Merchandise margin $ per store month	$ 20,670	$ 22,972	$ 19,942	$ 21,361
Merchandise margin as a percentage of merchandise sales	13.2%	14.4%	13.0%	13.6%

Store count at end of period	1,185	1,151	1,185	1,151
Average retail sites open during the period (store months)	1,182	1,145	1,175	1,138

(thousands of dollars, except production volume and margin)	Three Months Ended September 30,		Nine Months Ended September 30,
Ethanol Segment	2013	2012	2013	2012

Revenues
Ethanol and related product sales	$163,706	$177,804	$511,699	$469,370
Total revenues	163,706	177,804	511,699	469,370

Costs and operating expenses
Ethanol and related product cost of goods sold	132,215	169,137	417,660	423,219
Operating expenses	20,771	19,553	62,096	58,648
Depreciation and amortization	1,279	2,109	3,818	6,196
Selling, general and administrative	2,680	1,433	6,595	4,756
Total costs and operating expenses	156,945	192,232	490,169	492,819

Income from continuing operations
before income taxes	6,761	(14,428)	21,530	(23,449)
Income tax expense	2,308	(5,037)	7,536	(8,163)
Income from continuing operations	$4,453	$(9,391)	$13,994	$(15,286)

Ethanol production - gallons (000)	53,592	55,585	160,363	164,013
DDGS/WDGS production - tons (000)	304	304	914	912
Gross margin per gallon of production (cpg)	59.0	16.0	59.0	28.0

Murphy USA Inc.

Consolidated and Combined Balance Sheets

	September 30,	December 31,
(Thousands of dollars)	2013	2012
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$64,347	$57,373
Marketable securities	198,152	-
Accounts receivable—trade, less allowance for doubtful accounts
of $4,548 in 2013 and $4,576 in 2012	225,736	529,023
Inventories, at lower of cost or market	114,894	217,394
Prepaid expenses	12,941	18,172
Total current assets	616,070	821,962
Property, plant and equipment, at cost less accumulated depreciation and amortization of $656,604 in 2013 and $590,568 in 2012	1,248,632	1,169,960
Deferred charges and other assets	7,307	543
Total assets	$1,872,009	$1,992,465

Liabilities and Stockholders' Equity/Net Investment
Current liabilities
Current maturities of long-term debt	$48	$46
Trade accounts payable and accrued liabilities	459,246	705,487
Income taxes payable	35,486	15,605
Deferred income taxes	11,618	12,771
Total current liabilities	506,398	733,909
Long-term debt	642,449	1,124
Deferred income taxes	123,958	129,825
Asset retirement obligations	16,713	15,401
Deferred credits and other liabilities	19,023	7,755
Total liabilities	1,308,541	888,014

Stockholders' Equity/Net Investment
Preferred Stock, par $0.01, (authorized 20,000,000 shares,
none outstanding)	-	-
Common Stock, par $0.01, (authorized 200,000,000 shares at
September 30, 2013, 46,743,316 shares issued and
outstanding at September 30, 2013)	467	-
Additional paid in capital (APIC)	549,054	-
Net investment by parent	-	1,104,451
Retained earnings	13,947	-
Total stockholders' equity/net investment	563,468	1,104,451
Total liabilities and stockholders' equity/net investment	$1,872,009	$1,992,465

Murphy USA Inc.

Consolidated and Combined Statement of Cash Flows

(unaudited)

	Nine Months Ended
	September 30,
(Thousands of dollars)	2013	2012
Operating Activities
Net income	$141,404	$64,510
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	58,502	56,800
Amortization of deferred major repair costs	813	510
Deferred and noncurrent income tax charges (credits)	(12,472)	(7,166)
Accretion on discounted liabilities	821	736
Pretax gains from sale of assets	(5,980)	(163)
Net decrease in noncash operating working capital	174,971	12,763
Other operating activities-net	11,897	603
Net cash provided by operating activities	369,956	128,593
Investing Activities
Property additions	(122,071)	(75,469)
Proceeds from sale of assets	6,074	194
Expenditures for major repairs	(1,058)	(859)
Net (purchases) maturities of marketable securities	(198,152)	-
Other inventory activities-net	52	50
Net cash required by investing activities	(315,155)	(76,084)
Financing Activities
Repayments of long-term debt	(34)	(31)
Additions to long-term debt	641,250	-
Cash dividend to former parent	(650,000)	-
Debt issuance costs	(6,649)	-
Net distributions to parent	(32,394)	(25,049)
Net cash required by financing activities	(47,827)	(25,080)
Net increase in cash and cash equivalents	6,974	27,429
Cash and cash equivalents at January 1	57,373	36,887
Cash and cash equivalents at September 30	$64,347	$64,316

Operating Metrics

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Marketing:
Fuel margin (cpg)	14.8	10.3	13.9	12.5
Gallons sold per store month	273,741	279,505	267,928	270,067
Fuel margin $ per store month	$ 40,600	$ 28,683	$ 37,302	$ 33,722

Total tobacco sales revenue per store month	$ 125,091	$ 130,036	$ 123,274	$ 128,286
Total non-tobacco sales revenue per store month	$ 31,885	$ 29,388	$ 30,443	$ 28,718
Total merchandise sales revenue per store month	$ 156,976	$ 159,424	$ 153,717	$ 157,004

Merchandise margin $ per store month	$ 20,670	$ 22,972	$ 19,942	$ 21,361
Merchandise margin as a percentage of merchandise sales	13.2%	14.4%	13.0%	13.6%

Store count at end of period	1,185	1,151	1,185	1,151
Average retail sites open during the period (store months)	1,182	1,145	1,175	1,138

Ethanol:
Ethanol production - gallons (000)	53,592	55,585	160,363	164,013
DDGS/WDGS production - tons (000)	304	304	914	912
Gross margin per gallon of production (cpg)	59.0	16.0	59.0	28.0

Supplemental Disclosure Regarding Non-GAAP Financial Information

The following table sets forth the Company’s Adjusted EBITDA for the three months and nine months ended September 30, 2013 and 2012.  EBITDA means net income (loss) plus or minus net interest expense, plus income tax expense, depreciation and amortization, and Adjusted EBITDA adds back (i) other non-cash items (e.g., impairment of properties and accretion of asset retirement obligations) and (ii) other items that management does not consider to be meaningful in assessing our operating performance (e.g., (income) from discontinued operations, gain (loss) on sale of assets and other non-operating expense (income)).  EBITDA and Adjusted EBITDA are not measures that are prepared in accordance with U.S. generally accepted accounting principles (GAAP).

We use this Adjusted EBITDA in our operational and financial decision-making, believing that such measure is useful to eliminate certain items in order to focus on what we deem to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations.    Adjusted EBITDA is also used by many of our investors, research analysts, investment bankers, and lenders to assess our operating performance.  However, non-GAAP measures are not a substitute for GAAP disclosures, and Adjusted EBITDA may be prepared differently by us than by other companies using similarly titled non-GAAP measures.

The reconciliation of net income to EBITDA and Adjusted EBITDA is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(thousands of dollars)	2013	2012	2013	2012

Net income	$41,729	$11,001	$141,404	$64,510

Income taxes	25,791	8,800	89,640	45,780
Accretion of asset retirement obligations	274	245	821	736
Interest expense, net of interest income	4,361	36	3,838	283
Depreciation and amortization	19,387	19,319	58,502	56,800
EBITDA	91,542	39,401	294,205	168,109

Impairment of properties	-	-	-	-
Gain on sale of assets	(5,972)	(89)	(5,980)	(163)
Other nonoperating income	(50)	(1)	(74)	(22)
Adjusted EBITDA	$85,520	$39,311	$288,151	$167,924

The Company also considers Free Cash Flow in the operation of its business.  Free cash flow is defined as net cash provided by operating activities in a period minus payments for property and equipment made in that period.  Free cash flow is also considered a non-GAAP financial measure.  Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for us in evaluating the Company’s performance.  Free cash flow should be considered in addition to, rather than as a substitute for consolidated net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.

Numerous methods may exist to calculate a company’s free cash flow.  As a result, the method used by our management to calculate our free cash flow may differ from the methods other companies use to calculate their free cash flow.  The following table provides a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow:

	Three Months Ended September 30,		Nine Months Ended September 30,
(thousands of dollars)	2013	2012	2013	2012

Net cash provided by operating activities	$185,204	$33,697	$369,956	$128,593
Payments for property and equipment	(26,761)	(30,161)	(122,071)	(75,469)
Free cash flow	$158,443	$3,536	$247,885	$53,124